                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO. _____2______)*


                                  Aventis S.A.
             -------------------------------------------------------
                                (Name of Issuer)


                                 Ordinary Shares
             -------------------------------------------------------
                         (Title of Class of Securities)


                              ISIN No.FR0000130460
             -------------------------------------------------------
                                 (CUSIP Number)


                                  April 3, 2003
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[x] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

 ISIN No. FR0000130460

-------------------------------------------------------------------------------------------------------------------
        1.              Names of Reporting Persons.
                        I.R.S. Identification Nos. of above persons (entities only).

                                 Petrochemical Resources Holding B.V.

-------------------------------------------------------------------------------------------------------------------

        2.              Check the Appropriate Box if a Member of a Group (See Instructions)

                        (a)

                        (b)

-------------------------------------------------------------------------------------------------------------------

        3.              SEC Use Only

-------------------------------------------------------------------------------------------------------------------

                        Citizenship or Place of Organization
        4.
                        The Netherlands

-------------------------------------------------------------------------------------------------------------------

                        5.         Sole Voting Power                                        0

                        -------------------------------------------------------------------------------------------

Number of               6.         Shared Voting Power                                      0
Shares
Beneficially            -------------------------------------------------------------------------------------------
Owned by
Each Reporting          7.         Sole Dispositive Power                                   0
Person With
                        -------------------------------------------------------------------------------------------

                        8.         Shared Dispositive Power                                 0

-------------------------------------------------------------------------------------------------------------------

        9.              Aggregate Amount Beneficially Owned by Each Reporting Person                 0

-------------------------------------------------------------------------------------------------------------------

        10.             Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

-------------------------------------------------------------------------------------------------------------------

        11.             Percent of Class Represented by Amount in Row (9)                            0%

-------------------------------------------------------------------------------------------------------------------

                        Type of Reporting Person (See Instructions)
        12.
                        CO
-------------------------------------------------------------------------------------------------------------------

 ISIN No. FR0000130460

-------------------------------------------------------------------------------------------------------------------
        1.              Names of Reporting Persons.
                        I.R.S. Identification Nos. of above persons (entities only).

                                 Kuwait Petroleum (Nederland) B.V.

-------------------------------------------------------------------------------------------------------------------

        2.              Check the Appropriate Box if a Member of a Group (See Instructions)

                        (a)

                        (b)

-------------------------------------------------------------------------------------------------------------------

        3.              SEC Use Only

-------------------------------------------------------------------------------------------------------------------

                        Citizenship or Place of Organization
        4.
                        The Netherlands
-------------------------------------------------------------------------------------------------------------------

                        5.         Sole Voting Power                                        0

                        -------------------------------------------------------------------------------------------

Number of               6.         Shared Voting Power                                      0
Shares
Beneficially            -------------------------------------------------------------------------------------------
Owned by
Each Reporting          7.         Sole Dispositive Power                                   0
Person With
                        -------------------------------------------------------------------------------------------

                        8.         Shared Dispositive Power                                 0

-------------------------------------------------------------------------------------------------------------------

        9.              Aggregate Amount Beneficially Owned by Each Reporting Person                 0

-------------------------------------------------------------------------------------------------------------------

        10.             Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

-------------------------------------------------------------------------------------------------------------------

        11.             Percent of Class Represented by Amount in Row (9)                            0%

-------------------------------------------------------------------------------------------------------------------

                        Type of Reporting Person (See Instructions)
        12.
                        CO
-------------------------------------------------------------------------------------------------------------------

 ISIN No. FR0000130460

-------------------------------------------------------------------------------------------------------------------
        1.              Names of Reporting Persons.
                        I.R.S. Identification Nos. of above persons (entities only).

                                 KPC International N.V.

-------------------------------------------------------------------------------------------------------------------

        2.              Check the Appropriate Box if a Member of a Group (See Instructions)

                        (a)

                        (b)

-------------------------------------------------------------------------------------------------------------------

        3.              SEC Use Only

-------------------------------------------------------------------------------------------------------------------

                        Citizenship or Place of Organization
        4.
                        Netherlands Antilles

-------------------------------------------------------------------------------------------------------------------

                        5.         Sole Voting Power                                        0

                        -------------------------------------------------------------------------------------------

Number of               6.         Shared Voting Power                                      0
Shares
Beneficially            -------------------------------------------------------------------------------------------
Owned by
Each Reporting          7.         Sole Dispositive Power                                   0
Person With
                        -------------------------------------------------------------------------------------------

                        8.         Shared Dispositive Power                                 0

-------------------------------------------------------------------------------------------------------------------

        9.              Aggregate Amount Beneficially Owned by Each Reporting Person                 0

-------------------------------------------------------------------------------------------------------------------

        10.             Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)  [ ]

-------------------------------------------------------------------------------------------------------------------

        11.             Percent of Class Represented by Amount in Row (9)                            0%

-------------------------------------------------------------------------------------------------------------------

                        Type of Reporting Person (See Instructions)
        12.
                        CO

-------------------------------------------------------------------------------------------------------------------

 ISIN No. FR0000130460

-------------------------------------------------------------------------------------------------------------------

        1.              Names of Reporting Persons.
                        I.R.S. Identification Nos. of above persons (entities only).

                                 KPC Holdings (Aruba) A.E.C.

-------------------------------------------------------------------------------------------------------------------

        2.              Check the Appropriate Box if a Member of a Group (See Instructions)

                        (a)

                        (b)

-------------------------------------------------------------------------------------------------------------------

        3.              SEC Use Only

-------------------------------------------------------------------------------------------------------------------

                        Citizenship or Place of Organization
        4.
                        Aruba

-------------------------------------------------------------------------------------------------------------------

                        5.         Sole Voting Power                                        0

                        -------------------------------------------------------------------------------------------

Number of               6.         Shared Voting Power                                      0
Shares
Beneficially            -------------------------------------------------------------------------------------------
Owned by
Each Reporting          7.         Sole Dispositive Power                                   0
Person With
                        -------------------------------------------------------------------------------------------

                        8.         Shared Dispositive Power                                 0

-------------------------------------------------------------------------------------------------------------------

        9.              Aggregate Amount Beneficially Owned by Each Reporting Person                 0

-------------------------------------------------------------------------------------------------------------------

        10.             Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]

-------------------------------------------------------------------------------------------------------------------

        11.             Percent of Class Represented by Amount in Row (9)                            0%

-------------------------------------------------------------------------------------------------------------------

                        Type of Reporting Person (See Instructions)
        12.
                        CO

-------------------------------------------------------------------------------------------------------------------

 ISIN No. FR0000130460

-------------------------------------------------------------------------------------------------------------------
     1.        Names of Reporting Persons.
               I.R.S. Identification Nos. of above persons (entities only).

                        Kuwait Petroleum Corporation

-------------------------------------------------------------------------------------------------------------------

     2.        Check the Appropriate Box if a Member of a Group (See Instructions)

               (a)

               (b)

-------------------------------------------------------------------------------------------------------------------

     3.        SEC Use Only

-------------------------------------------------------------------------------------------------------------------

               Citizenship or Place of Organization
     4.
               Kuwait

-------------------------------------------------------------------------------------------------------------------

                           5.      Sole Voting Power                              108,027,006

                           ----------------------------------------------------------------------------------------

Number of                  6.      Shared Voting Power                                      0
Shares
Beneficially               ----------------------------------------------------------------------------------------
Owned by
Each Reporting             7.      Sole Dispositive Power                         108,027,006
Person With
                           ----------------------------------------------------------------------------------------

                           8.      Shared Dispositive Power                                 0

-------------------------------------------------------------------------------------------------------------------

     9.        Aggregate Amount Beneficially Owned by Each Reporting Person       108,027,006

-------------------------------------------------------------------------------------------------------------------

     10.       Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)  [ ]

-------------------------------------------------------------------------------------------------------------------

     11.       Percent of Class Represented by Amount in Row (9)                         13.5%

-------------------------------------------------------------------------------------------------------------------

               Type of Reporting Person (See Instructions)
     12.
               CO

-------------------------------------------------------------------------------------------------------------------

Item 1.

               (a)  Name of Issuer: Aventis S.A.

               (b)  Address of Issuer's Principal Executive Offices:

                    Espace Europeen de l'Entreprise
                    67300 Schiltigheim
                    France

Item 2.

               (a)  Name of Person Filing

                    (i)   Petrochemical Resources Holding B.V.;
                    (ii)  Kuwait Petroleum (Nederland) B.V.;
                    (iii) KPC International N.V.;
                    (iv)  KPC Holdings (Aruba) A.E.C.; and
                    (v)   Kuwait Petroleum Corporation

               (b)  Address of Principal Business Office or, if none, Residence

                    (i)   Petrochemical Resources Holding B.V.
                          World Trade Centre - Tower B, 17th Floor
                          1077 XX - Amsterdam
                          The Netherlands

                    (ii)  Kuwait Petroleum (Nederland) B.V.
                          P.O. Box 8300
                          3009 A H Rotterdam
                          The Netherlands

                    (iii) KPC International N.V.
                          c/o Mees Pierson
                          P.O. Box 3889
                          Curacao, Nederlandse Antillen
                          The Netherlands

                    (iv)  KPC Holdings (Aruba) A.E.C.
                          P.O. Box 1218
                          Oranjestad
                          Aruba

                    (v)   Kuwait Petroleum Corporation
                          P.O. Box 26565
                          Safat 13126
                          Kuwait

               (c)  Citizenship

                    (i) Petrochemical Resources Holding B.V. is organized under the laws of the Netherlands.

                    (ii) Kuwait Petroleum (Nederland) B.V. is organized under the laws of the Netherlands.

                    (iii) KPC International N.V. is organized under the laws of the Netherlands Antilles.

                    (iv) KPC Holdings (Aruba) E.E.C. is organized under the laws of Aruba.

                    (v) Kuwait Petroleum Corporation is organized under the laws of Kuwait.

               (d)  Title of Class of Securities

                    Ordinary Shares of Aventis S.A.

               (e)  ISIN Number

                    FR0000130460

Item 3.      This statement is filed pursuant to Rule 13d-1(d)

             Not applicable.

Item 4.        Ownership*

               (a)  Amount beneficially owned: 108,027,006 Ordinary Shares

               (b)  Percent of class: 13.5%

               (c)  Number of shares as to which the person has:

                    (i)   Sole power to vote or to direct the vote: 108,027,006

                    (ii)  Shared power to vote or to direct the vote: 0

                    (iii) Sole power to dispose or to direct the disposition:
                          108,027,006

                    (iv)  Shared power to dispose or to direct the disposition:
                          0

*Kuwait Petroleum Corporation ("KPC") directly owns 108,027,006 Ordinary Shares after 90,975,359 Ordinary Shares it previously indirectly owned through its indirect ownership of Petrochemical Resources Holding B.V. were transferred to it and were added to the 17,051,647 it already directly owned.

This is the final amendment to this Schedule 13G and an exit filing for Petrochemical Resources Holding B.V., Kuwait Petroleum (Nederland) B.V., KPC International N.V. and KPC Holdings (Aruba) A.E.C.

Item 5.        Ownership of Five Percent or Less of a Class

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

               Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               Not applicable.

Item 8.        Identification and Classification of Members of the Group

               Not applicable.

Item 9.        Notice of Dissolution of Group

               Not applicable.

Item 10.       Certification

               Not applicable.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         Pursuant to Rule 13d-1(k) this Schedule 13G/A is filed jointly on behalf of each of Petrochemical Resources Holding B.V., Kuwait Petroleum (Nederland) B.V., KPC International N.V., KPC Holdings (Aruba) A.E.C. and Kuwait Petroleum Corporation.

Date:    April 30, 2003

Petrochemical Resources Holding B.V.

By:      /s/ Yousef Al-Yateem
         ---------------------------------
         Yousef Al-Yateem
         Managing Director

         /s/ Abdulhadi Al-Awwad
         ---------------------------------
         Abdulhadi Al-Awwad
         Managing Director

Kuwait Petroleum (Netherland) B.V.

By:      /s/ Giulliano Franzi
         ---------------------------
         Giulliano Franzi
         Managing Director

KPC International N.V.

By:      /s/ Jamal Al-nouri
         ---------------------------
         Jamal Al-nouri
         Chairman

KPC Holdings (Aruba) A.E.C.

By:      /s/ Jamal Al-nouri
         ---------------------------
         Jamal Al-nouri
         KPC Holdings (Aruba) A.E.C.

Kuwait Petroleum Corporation

By:      /s/ Nader H. Sultan
         ---------------------------
         Nader H. Sultan
         Deputy Chairman & CEO



                       EXHIBIT - AGREEMENT ON JOINT FILING

         The undersigned, on April 3, 2003, agree and consent to the joint filing, pursuant to Rule 13d-1(k), on their behalf of this Schedule 13G/A in connection with their beneficial ownership of the Ordinary Shares of Aventis S.A.

Date:    April 30, 2003

Petrochemical Resources Holding B.V.

By:      /s/Yousef Al-Yateem
         ----------------------------
         Yousef Al-Yateem
         Managing Director

         /s/ Abdulhadi Al-Awwad
         ----------------------------
         Abdulhadi Al-Awwad
         Managing Director

Kuwait Petroleum (Nederland) B.V.


By:      /s/ Giulliano Franzi
         -----------------------------
         Giulliano Franzi
         Managing Director

KPC International N.V.

By:      /s/ Jamal Al-nouri
         -----------------------------
         Jamal Al-nouri
         Chairman

KPC Holdings (Aruba) A.E.C.

By:      /s/ Jamal Al-nouri
         -----------------------------
         Jamal Al-nouri
         Chairman & Managing Director

Kuwait Petroleum Corporation

By:      /s/ Nader H. Sultan
         -----------------------------
         Nader H. Sultan
         Deputy Chairman & CEO